Exhibit 99.1

For Immediate Release	Contact:	Oscar Smith
Gene Bertcher
(972) 407-8400

NEW CONCEPT ENERGY

REPORTS THIRD QUARTER 2008 RESULTS

Dallas, Texas (Business Wire) November 17, 2008:New Concept Energy, Inc. (AMEX: GBR), (“the Company” or “NCE”), a Dallas-based oil and gas company, today reported net income of $482,000 or $0.25 per share and $15.5 million or $8.93 per share for the three and nine months ended September 30, 2008, compared to net profit of $105,000 or $0.11 per share and net loss of $328,000 or $0.33 per share for the same periods in 2007.

Effective September 1, 2008, the Company completed the acquisition of certain entities, mineral interests and related assets through entities named Carl E. Smith, Inc., a West Virginia corporation, two of its affiliates, Carl E. Smith Petroleum, Inc. and Carl E. Smith Real Estate, Inc. and other privately owned related assets (collectively “CESI”). Immediately after the acquisition, all of the acquired entities and assets were merged into Carl E. Smith, Inc., the name of which was changed to Mountaineer State Energy, Inc. (“Mountaineer”) which became a wholly-owned subsidiary of NCE. The assets acquired include 94 producing gas wells, 121 non-producing wells and related equipment, mineral leases covering 20,000 acres located in Athens and Meigs Counties in Ohio as well as Calhoun, Jackson and Roane Counties in West Virginia. In addition to the wells and mineral leases, the acquisition included a complex covering approximately 41 acres of land with 8,000 square feet of office and storage buildings, an adjacent 12 acre site with a 24 stall horse barn, machinery and equipment in excess of the needs of the gas operation and approximately $1.5 million in cash. NCE is evaluating the excess equipment and currently plans on selling any excess land and equipment not needed for current or planned future operations.

For the three and nine months ended September 30, 2008, the Company recorded revenues of $858,000 and $2.3 million as compared to $751,000 and $2.2 million for the three and nine months ended September 30, 2007. The increase is due to the acquisition of the Carl E. Smith Companies.

For the three and nine months ended September 30, 2008, operating expenses were $408,000 and $1.0 million, as compared to $294,000 and $924,000 for the three and nine months ended September 30, 2007. The increase is due to the acquisition of the Carl E. Smith Companies.

General and administrative expenses for the three and nine months ended September 30, 2008 were $108,000 and $633,000 as compared to $225,000 and $699,000 for the same periods in 2007. 2007 includes $29,000 for prior year income taxes. An overall reduction in administrative costs in the latter part of 2006 continued in 2007 and 2008.

For the three and nine months ended September 30, 2008, interest income was $479,000 and $729,000, as compared to $28,000 and $84,000 for the three and nine months ended September 30, 2007. The majority of the interest income is from current and former notes receivable from affiliated parties held by the Company.

There was no interest expense for the three months and $230,000 for the nine months ended September 30, 2008, as compared to no interest expense for the three and nine months ended September 30, 2007.

Other income was $45,000 and $457,000 for the three and nine months ended September 30, 2008, compared to $77,000 and $142,000 for the three and nine month periods ended September 30, 2007. The income represents cash received from receivables that were previously fully reserved.

In May 2008, the Company sold its mineral rights to 4,112 acres of land in the Fayetteville Shale area of Arkansas for cash and recorded income before taxes of $16.4 million.

Certain statements in this media release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this release. New Concept Energy, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ from estimates or projects contained in any forward-looking statements are described under Item 1A. Risk Factors in the Company’s Form 10-K for the fiscal year ended December 31, 2007.

New Concept Energy, Inc.

consolidated statements of operations

(amounts in thousands, except per share data)

	For The Three Months		For The Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue
Oil and gas operations	$154	$--	$154	$--
Real estate operations	704	751	2,107	2,233
	858	751	2,261	2,233
Operating expenses
Oil and gas operations	$70	$--	$70	$--
Real estate operations	338	294	966	924
Lease expense	244	232	717	691
Corporate general and administrative	108	225	633	699
	760	751	2,386	2,314
Operating loss	98	--	(125)	(81)
Other income (expense)
Interest income	479	28	729	84
Interest expense	--	--	(230)	--
Gain on sale of leasehold interests	--	--	16,440	--
Other	45	77	457	142
	524	105	17,396	226
Earnings from continuing operations	622	105	17,271	145
Provision for income taxes	140	--	1,766	--
Net income from continuing operations	482	105	15,505	145
Discontinued operations
Loss from operations	--	--	--	(159)
Income (loss) from sale of assets	--	--	--	(314)
Net income (loss) on discontinued operations	--	--	--	(473)
Net income (loss) applicable to common shares	$482	$105	$15,505	$(328)
Net earnings (loss) per common share –
basic and diluted
Continuing operations	$0.25	$0.11	$8.93	$0.15
Discontinued operations	--	--	--	(0.48)
Net income (loss) per share	$0.25	$0.11	$8.93	$(0.33)
Weighted average of common and
equivalent shares outstanding –
basic and diluted	1,937	986	1,736	986

New Concept Energy, Inc.

consolidated balance sheets

(amounts in thousands)

	September 30,	December 31,
Assets	2008	2007
	(Unaudited)

Current assets
Cash and cash equivalents	$ 677	$ 172
Accounts receivable	389	—
Notes and interest receivable - related party	10,809	2,200
Other current assets	707	8

Total current assets	12,582	2,380

Oil and gas properties (full cost method) at cost	11,154	6,848

Property and equipment (non-oil and gas), at cost
Land and improvements	1,020	20
Buildings and improvements	422	172
Equipment and furnishings	401	336
	1,843	528

Less accumulated depreciation	427	397
	1,416	131

Deferred tax asset	—	250

Other assets	314	177

Total Assets	$ 25,466	$ 9,786

New Concept Energy, Inc.

consolidated balance sheets – Continued

(amounts in thousands, except share amounts)

	September 30,	December 31,
Liabilities and Stockholders’ equity	2008	2008
	(Unaudited)

Current liabilities
Current maturities of long term debt	$ 90	$ —
Income tax payable	1,522	—
Accounts payable	1,362	90
Accrued expenses	426	175

Total current liabilities	3,400	265

Long term debt	1,177	—

Long term debt – related party	—	6,921

Other long-term liabilities	412	459

Total liabilities	4,989	7,645

Stockholders’ equity
Preferred stock, Series B	1	1
Common stock $.01 par value; authorized, 100,000,000 shares; 986,939 shares at September 30, 2007 and 1,936,935 shares at September 30, 2008 issued and outstanding	19	10
Additional paid-in capital	58,814	55,992
Accumulated deficit	(38,357)	(53,862)

	20,477	2,141

Total Liabilities and Equity	$ 25,466	$ 9,786